EXHIBIT 99


FOR IMMEDIATE RELEASE                                    Contact:  Dyan C. Cutro
                                               Vice President Investor Relations
                                                          Phone:  (212) 754-5900



   Duty Free International, Inc. Announces Cash Merger Agreement with BAA plc



RIDGEFIELD, CT ; JULY 3, 1997.....Duty Free International, Inc. (NYSE: DFI)
today announced that it has entered into a definitive merger agreement with BAA plc providing for the acquisition of all of the outstanding common stock of Duty Free for $24.00 per share in cash.

Under the terms of the merger agreement, which has been unanimously approved by the Board of Directors of Duty Free, a BAA subsidiary will commence a cash tender offer for all of the issued and outstanding common stock of Duty Free by July 10, 1997. Any common stock of Duty Free remaining outstanding after the conclusion of the tender offer will be converted in a subsequent merger into $24.00 per share, in cash.

Alfred Carfora, President and Chief Executive Officer of Duty Free, commented:
"We are extremely pleased with this transaction. Our Board of Directors has determined that the proposed transaction is in the best interests of Duty Free and its stockholders."

In connection with the transaction, Duty Free granted to BAA an option, exercisable under certain conditions, to acquire up to 5.4 million newly issued shares of Duty Free's common stock. In addition, certain Duty Free stockholders, who collectively beneficially own over 8.6 million shares of the outstanding common stock of Duty Free, have agreed to tender their shares.

London-based BAA, which is the world's largest commercial operator of airports, owns and operates seven airports in the United Kingdom, manages the Indianapolis, Indiana airport system as well as shops and catering facilities at the Pittsburgh, Pennsylvania airport and is part of a consortium that leases the airport servicing in Melbourne, Australia. It is also involved in building outlet malls in Europe.

Duty Free operates standard and specialty retailing businesses, including news and gift stores, book stores, regional sports-theme shops, natural personal-care boutiques, branded athletic footwear shops, convenience stores, gourmet food and confectionery outlets, currency exchanges and gas stations, and serves 14 international airports in the United States, including New York's John F. Kennedy and LaGuardia, Chicago's O'Hare, Boston's Logan and Denver, as well as several in the Caribbean islands. On board international airlines, Duty Free operates inflight duty free shops. Duty Free is also a major supplier of duty free merchandise to foreign diplomats in New York and Washington, D.C., as well as to ships engaged in international travel and trade in the northeastern United States and Miami.